Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for April 27, 2010 at 6:00 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

Amerigon Reports 2010 First Quarter Results

Record Quarterly Revenues; Significant Year-Over-Year Gains in Gross Margins, Profitability

NORTHVILLE, Mich., April 27, 2010 /PRNewswire via COMTEX/ —Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced record quarterly revenues of more than $24 million for the first quarter ended March 31, 2010, with significant year-over-year improvements in gross margins and profitability.

Product revenues for this year’s first quarter increased to $24.2 million, more than double product revenues of $10.2 million in last year’s first quarter, and up 12 percent sequentially from $21.6 million in the fourth quarter of 2009. The increase in revenues primarily resulted from a much improved automotive marketplace, raising higher vehicle production levels on existing vehicles offering the Company’s Climate Control Seat(R) (CCS(R)) systems. New model introductions and the addition of a rear seat option on several vehicles subsequent to the 2009 first quarter also contributed to higher revenues. CCS systems include both TE-based heated and cooled systems and heated and ventilated seat systems.

Amerigon President and Chief Executive Officer Daniel R. Coker said, “The significant year-over-year and sequential improvements in revenues were driven by the resurgence in the global automotive industry that began in the fourth quarter of 2009 and which is continuing this year. Gross margins were also positively impacted by our ongoing focus on reducing product costs and improving efficiency. We believe these efforts and adding new vehicles and increasing market penetration have positioned the Company to take advantage of the recovery expected in the global automotive industry.

“In addition to the recently announced Ford F-250 line of trucks, which generated strong initial sales of CCS during the quarter, we expect several new vehicle introductions this year,” Coker added.

Gross margin as a percentage of revenue for the 2010 first quarter was 27 percent compared with 24 percent in the 2009 first quarter. The year-over-year increase was primarily attributable to lower raw material costs, a favorable shift in the mix of products sold toward units having a higher gross margin percentage and higher coverage of fixed cost at the higher volume levels. Net income attributable to Amerigon Incorporated for this year’s first quarter was $1.7 million, or $0.08 per basic and $0.07 per diluted share, compared with net loss attributable to Amerigon Incorporated in the prior year first quarter of $936,000, or $0.04 loss per basic and diluted share.

Coker added that the Company is continuing its efforts to expand its applications of Amerigon’s proprietary TE technology. Amerigon is pursuing heating and cooling applications in such markets as consumer goods, medical, computers, commercial heating and air conditioning and the military. The Company is also leading a team of high-profile commercial and academic partners studying the use of TE systems to convert waste heat from automobile exhaust into electric power. Amerigon is in the fifth phase of this program with the U.S. Department of Energy and expects to install prototypes in both Ford and BMW vehicles this year.

The Company’s balance sheet as of March 31, 2010 remained strong with cash, cash equivalents and short-term investments totaling $29.1 million, total assets of $67.1 million, no bank debt and shareholders’ equity of $50.1 million.

In March 2010, the Company’s research and development subsidiary, BSST LLC, purchased all of 5N Plus’ 50 percent ownership of ZT Plus and is now the 100 percent owner of that operation. Amerigon is planning on finding a new partner for the ZT Plus venture; however, until that occurs, the Company will fund its ongoing operating expenses. The goal of ZT Plus is to develop and test new materials that show increased thermoelectric efficiency.

CCS systems are currently offered as an optional or standard feature on 49 automobile models produced by Ford, General Motors, Toyota, Nissan, Honda, Hyundai, KIA and Jaguar/Land Rover. New vehicles equipped with CCS systems and launched since the first quarter of 2009 included the Lincoln MKT, Ford Taurus, Ford F-250, Nissan 370Z Roadster, Nissan Patrol, Infiniti QX, Infiniti G Convertible, KIA Mohave and KIA Borrego. Two existing programs, the Jaguar XJ and Range Rover began offering CCS in the rear seating position for the first time during the 2009 third quarter.

Unit shipments of CCS systems for the 2010 first quarter were 349,000 compared with 143,000 units for the year-earlier period.

The 2010 first quarter results include a slight year-over-year increase in net research and development expenses of $58,000, due to higher costs to support a greater number of research and development initiatives and the advanced TE materials program by ZT Plus. The Company is developing new products, such as the heated and cooled bed, heated and cooled cup holder and cold storage box, and improving the current CCS system. The costs associated with these projects were greater during this year’s first quarter as several of the projects near the commercial launch phase of development. The cup holder is expected to be launched in a full-size sedan by a major automotive manufacturer in the fall of 2010.

Selling, general and administrative expenses for this year’s 2010 first quarter increased $311,000, due primarily to an increase in the number of sales and marketing employees and higher stock option expense as compared to the 2009 period.

Guidance

The Company expects product revenues in the 2010 second quarter to be up slightly compared with the 2010 first quarter, representing a more than 100 percent increase from the 2009 second quarter product revenue of $10.7 million. Although the automotive market appears to be stabilizing, there continues to be significant market risk which makes it difficult for Amerigon to provide meaningful full-year 2010 guidance.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-8418. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat(R) (CCS(R)) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea. For more information, visit www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2010, and its Form 10-K for the year ended December 31, 2009.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Product revenues	$24,188	$10,170
Cost of sales	17,545	7,752

Gross margin	6,643	2,418
Operating expenses:
Research and development	2,979	2,419
Research and development reimbursements	(1,175)	(673)

Net research and development expenses	1,804	1,746
Selling, general and administrative	2,460	2,149

Total operating expenses	4,264	3,895

Operating income (loss)	2,379	(1,477)
Interest income (expense)	(3)	22
Loss from equity investment	(22)	—
Other income	65	52

Earnings (loss) before income tax	2,419	(1,403)
Income tax expense (benefit)	876	(467)

Net income (loss)	1,543	(936)
Plus: Loss attributable to non-controlling interest	107	—

Net income (loss) attributable to Amerigon, Inc.	$1,650	$(936)

Basic earnings (loss) per share	$0.08	$(0.04)

Diluted earnings (loss) per share	$0.07	$(0.04)

Weighted average number of shares - basic	21,532	21,232

Weighted average number of shares - diluted	22,345	21,232

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$18,513	$21,677
Short-term investments	10,596	6,704
Accounts receivable, less allowance of $376 and $292, respectively	17,611	15,073
Inventory	3,122	2,541
Deferred income tax assets	2,330	927
Prepaid expenses and other assets	680	780

Total current assets	52,852	47,702
Equity Investment	—	22
Property and equipment, net	4,638	3,271
Patent costs, net of accumulated amortization of $508 and $490, respectively	4,121	3,727
Deferred income tax assets	4,906	7,133
Other non-current assets	543	527

Total assets	$67,060	$62,382

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$12,500	$10,222
Accrued liabilities	3,835	3,738
Deferred manufacturing agreement - current portion	200	200

Total current liabilities	16,535	14,160
Pension Benefit Obligation	439	377
Deferred manufacturing agreement - long-term portion	—	50

Total liabilities	16,974	14,587
Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,608,307 and 21,486,309 issued and outstanding at March 31, 2010 and December 31, 2009, respectively	62,491	61,971
Paid-in capital	24,217	23,986
Accumulated other comprehensive income	56	59
Accumulated deficit	(36,132)	(37,782)

Total Amerigon, Inc. shareholders’ equity	50,632	48,234
Non-controlling interest	(546)	(439)

Total shareholders’ equity	50,086	47,795

Total liabilities and shareholders’ equity	$67,060	$62,382

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Operating Activities:
Net income (loss)	$1,543	$(936)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	322	370
Deferred tax provision (benefit)	823	(472)
Stock option compensation	313	274
Defined benefit plan expense	63	47
Loss from equity investment	22	—
Changes in operating assets and liabilities:
Accounts receivable	(3,034)	(385)
Inventory	(582)	(757)
Prepaid expenses and other assets	546	323
Accounts payable	2,279	485
Accrued liabilities	49	(467)

Net cash provided by (used in) operating activities	2,344	(1,518)

Investing Activities:
Purchases of investments	(5,240)	—
Maturities of investments	1,348	—
Purchase of ZT Plus assets, net of cash acquired	(1,500)	—
Purchase of property and equipment	(372)	(198)
Patent costs	(162)	(191)

Net cash used in investing activities	(5,926)	(389)

Financing Activities:
Revolving Credit Line borrowings	—	1,300
Proceeds from the exercise of Common Stock options	421	529

Net cash provided by financing activities	421	1,829

Foreign currency effect	(3)	(40)

Net decrease in cash and cash equivalents	(3,164)	(118)
Cash and cash equivalents at beginning of period	21,677	25,303

Cash and cash equivalents at end of period	$18,513	$25,185

Supplemental disclosure of cash flow information:
Cash paid for taxes	$—	$298

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock under the 2006 Equity Incentive Plan	$81	$273

Contact:    Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

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